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                                                             EXHIBIT (h)(18)(c)

            SECOND AMENDMENT TO THE ACCOUNT SERVICES AGREEMENT FOR
        AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)

   THIS SECOND AMENDMENT, effective as of October 1, 2016, amends the Account Services Agreement for AIM Variable Insurance Funds (Invesco Variable Insurance Funds) (the "Fund") between American General Life Insurance Company (as successor in interest to SunAmerica Annuity and Life Assurance Company), a Texas life insurance company ("Life Company") and Invesco Distributors, Inc., a Delaware corporation, ("Distributor") dated July 1, 2013, as amended ("Agreement").

   WHEREAS Life Company and Distributor wish to amend the Agreement pursuant to
Section 5; and

   WHEREAS Life Company, on behalf of itself or as successor in interest to other affiliated insurers as stated below, has entered into the following participation agreements:

   (a)    SunAmerica Annuity and Life Assurance Company dated May 28, 2010,
   (b)    American General Life Insurance Company dated June 1, 1998,
   (c) AIG Life Insurance Company dated November 20, 1997 (originally with AIG Life Insurance Company, which subsequently changed its name to American General Life Insurance Company of Delaware (AGLD) and thereafter American General Life Insurance Company became the successor in interest to AGLD (the "AGLD Agreement"); and
   (d) American General Annuity Insurance Company dated November 23, 1998 (originally with American General Annuity Insurance Company, which subsequently changed its name to Western National Life Insurance Company (WNL) and thereafter American General Life Insurance Company became the successor in interest to WNL) (all of such agreements listed hereinabove collectively referred to as "Participation Agreement")

with the Fund, pursuant to which the Fund has agreed to make shares of certain of its portfolios ("Portfolios") as set forth in Schedule A to the Agreement which are available for purchase by one or more of Life Company's separate accounts or divisions thereof (each, a "Separate Account"), in connection with the allocation by Contract owners of purchase payments to corresponding investment options offered under the Contracts; and

   WHEREAS Life Company wishes to add the Contracts and Separate Accounts as specified in such Participation Agreements to this Agreement (with the exception of the Unregistered Separate Accounts and Contracts of AGLD as specified in the AGLD Agreement); and

   WHEREAS Parties wish to amend Schedule A to the Agreement; and

   NOW THEREFORE, in consideration of the above premises, the parties hereto agree as follows:

    1. Section 1(c) is added to the agreement as follows:

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       c) Financial Intermediary will provide the services identified on
       Schedule B, as agreed upon by the Parties from time to time (the "Services").

    2. Section 4 of the Agreement is deleted in its entirety and replaced with the text below:

       "Any Party may terminate this Agreement, without penalty, on 60 days' advance written notice to the other Party; provided, however, that in the event either Party requires less than 60 days' advance notice to terminate this Agreement as a result of regulatory changes or material market events which impact the terms herein, then the Parties agree to cooperate in good faith on a date of termination that is mutually acceptable. This Agreement will terminate automatically upon termination of the Participation Agreement. Unless terminated, this Agreement shall continue in effect for so long as Distributor or its successor(s) in interest, or any affiliate thereof, continues to perform in a similar capacity for the Fund, and for so long as Life Company provides the account Services contemplated hereunder with respect to Contracts under which values or monies are allocated to a Portfolio."

    3. Schedule A of the Agreement is deleted in its entirety and replaced as attached hereto.

    4. Schedule B of the Agreement is added as attached hereto.

    5. All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

    6. Terms used, but not otherwise defined herein, shall have the meaning set forth in the Agreement.

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IN WITNESS WHEREOF, the parties below have caused this Second Amendment to the
Account Services Agreement for the AIM Variable Insurance Funds (Invesco Variable Insurance Funds) to be executed by their duly authorized officers effective as of the day and year first written above.

AMERICAN GENERAL LIFE INSURANCE COMPANY

By:____________________________

Print Name: ___________________

Title:_________________________

INVESCO DISTRIBUTORS, INC.

By:____________________________

Print Name: ___________________

Title:_________________________

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                                  SCHEDULE A

                             FINANCIAL SUPPORT FEE

    A. Distributor agrees to pay to Life Company a quarterly fee ("Quarterly Fee") equal to a percentage of the average daily net assets of the Portfolios, not including Invesco V.I. Government Money Market Fund, Invesco V.I. S&P 500 Index Fund and Invesco V.I. Equally Weighted S&P 500 Fund, attributable to the Contracts issued by Life Company, as calculated and invoiced by the Life Company as of the end of each quarter as follows:

       Annual Rate: ____% (______ basis points) on all Series I shares and Series II shares of the Fund for all Separate Accounts utilizing the Funds and all Contracts funded by the Separate Accounts (with the exception of the Unregistered Accounts and Contracts of AGLD as specified in the AGLD Agreement).

    B. In addition, Distributor shall pay Life Company an additional Quarterly Fee ("Additional Quarterly Fee") equal to a percentage of the average daily net assets of the Portfolios attributable to the Contracts issued or underwritten by Life Company as listed below, as calculated and invoiced by the Life Company as of the end of each quarter as follows:

       Annual Rate: ____% (____ basis points)

       Invesco V.I. American Franchise Fund Series II Shares
       Invesco V.I. Comstock Fund Series II Shares
       Invesco V.I. Growth and Income Fund Series II Shares

       Invested in the following products (including all variants) only:

       Anchor Advisor
       Diversified Strategies III
       Polaris Preferred Solution
       Polaris Advisor
       Polaris Advisor III
       Polaris Advantage
       Polaris Advantage II
       Polaris Platinum
       Polaris Platinum II
       Polaris Platinum III
       Polaris Choice
       Polaris Choice II
       Polaris Choice III
       Polaris Choice IV
       Polaris Group (Allocated)
       Polaris Plus (Unallocated)
       Polaris Retirement Protector
       Polaris Platinum O-Series

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       Polaris 401(k)
       Polaris
       Polaris II
       Polaris II Platinum Series
       Polaris II A-Class
       Polaris II A-Class Platinum Series
       Polaris Protector

    C. In the event the Distributor fails to provide Life Company with payment under the Distribution Services Agreement dated May 28, 2010 by and between the parties as a result of the termination or interruption of a Fund's 12b-1 plan, then the Quarterly Fee shall be paid at an Annual Rate up to ____% (__________ basis points) on Series II shares of the Fund for all Separate Accounts utilizing the Funds and all Contracts funded by the Separate Accounts (with the exception of the Unregistered Accounts and Contracts of AGLD as specified in the AGLD Agreement); provided further that if Life Company receives a Quarterly Fee at an annual rate of ____% (__________ basis points), then Life Company shall not be entitled to an Additional Quarterly Fee.

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                                  SCHEDULE B

                                   SERVICES

The services for which Financial Intermediary may provide to the Fund include, but are not limited to, any or all of the following:

       . Costs of printing sales literature or other promotional marketing material relating to each Portfolio, insofar as such materials relate to the Contracts or prospective Contract owners;
       . Adding a Portfolio to the list of underlying investment options in Insurer's variable products;
       . Access to individual members of Insurer's sales force or to Insurer's management;
       . Support, training and ongoing education for sales personnel about the Portfolios;
       . Financial planning needs of Portfolio shareholders or Contract owners; . Marketing and advertising of the Portfolios;
       .  Transaction processing and transmission charges;
       . Advertising or other promotional expenses; or . Other expenses as mutually agreed between Life Company and Invesco.

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